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                                                                   EXHIBIT 10.9

[LOGO AMERICAN PSYCH SYSTEMS]



October 7, 1998

Stephen DaRe
510 Red Birch Road
Millersville, MD 21108

Dear Mr. DaRe:

I am pleased to confirm to you the offer to join American Psych Systems in the full-time professional position of Executive Vice President of Finance and Chief Financial Officer. Your salary will be $6,730.77 biweekly (if annualized, $175,000 per year). You will currently be eligible for company benefits according to eligibility requirements. In addition, paid days leave (PDL) will accrue at the rate of twenty (20) days per year. As discussed, you will compensated for two (2) weeks of PDL in addition to your regular weekly accrual. Your two (2) week leave, will be mutually agreed upon by you and American Psych Systems.

In addition, you will be granted 100,000 stock options according to the terms and regulations of the plan. You will additionally be eligible for a bonus in the amount of up to 25% of your annualized salary. Your start date will be mutually agreed upon by you and the President of APS on or before thirty (30) days after acceptance of this offer. This offer of employment expires at close of business on October 12, 1998.

In the event, American Psych Systems is purchased within one (1) year of your start date and a comparable position is not offered to you, you will be eligible for one (1) year severance payment in the amount of your current annualized salary. Payments will be issued on a monthly basis.

Employment is continuing on satisfying all employment requirements applicable to your position including but not limiting to the following: Employment Eligibility Verification (I-9), credentialing criteria, reference check, etc. Please note the your employment with American Psych Systems is subject to the terms and conditions outlined in the Application for Employment. An application is enclosed for your completion and return. The company's non-compete agreement applied to positions at your level is included for your signature. Employment at American Psych Systems is "at will" which means that either you or the Corporation may terminate the employment relationship at any time for any reason not prohibited by law. This "at-will" relationship may only be changed in the event that an individual written employment agreement exists, and is signed by the President of American Psych Systems.


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Mr. Stephen DaRe
October 7, 1998



We look forward to your acceptance of this offer. Please indicate your acceptance by signing and returning a confidential copy of this letter. If you have any questions, please feel free to call me at (301) 530-4222 x3503. To ensure confidentiality, please feel free to fax your acceptance to my private fax at (301) 581-9419.

Sincerely,


/s/ Maureen Birnbaum

Maureen Birnbaum
Director of Human Resources




ACCEPTED BY:

/s/ Stephen DaRe                                           10/9/98
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Signature                                                  Date



[LOGO AMERICAN PSYCH SYSTEMS]